                                                                    Exhibit 99.2


March 7, 2001


Dear Valued Agent:

As you may know, we are currently conducting a rights offering, which allows our shareholders the right to purchase shares of our common stock at $2.40 per share. We are seeking to raise approximately $29 million in gross proceeds from the rights offering. We have enclosed a prospectus supplement from the rights offering for your review. Our company, its financial condition and risks of purchasing our common stock are described in the prospectus supplement.

We would like to offer you the ability to purchase our common stock at the same $2.40 per share. To enable this, we have designed a supplemental program for select agents to act as `standby purchasers' in the rights offering. This letter is accompanied by an additional prospectus supplement dated May 7, 2001 further describing the `standby purchase' arrangement.

The stock available at $2.40 per share is currently limited to $29 million, and must be first allocated to current security holders in the rights offering. However, we are hopeful that sufficient shares will be available to meet the subscribed needs of our agents as well. Following the expiration date of the rights offering, if the total proceeds from the exercise of rights equals the gross proceeds we are seeking, then no sales can be made in this offering. However, if we have not received the gross proceeds we are seeking from the exercise of rights, then we will be able to accept your subscription to purchase common stock at $2.40 per share up to the gross proceeds we are seeking.

We have also enclosed a standby purchase agreement. If you wish to participate in the direct offering, you should read the enclosed prospectus supplements, complete the standby purchase agreement and return it to us no later than MAY 15, 2001. Please return your completed subscription agreement VIA FACSIMILE TO CAMERON WAITE AT 610.965.0668.

On behalf of all of us at Penn Treaty American Corporation, I truly appreciate your confidence and continued loyal support.

Sincerely,


Irv Levit
Chairman, C.E.O. and President